EXHIBIT A

AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Allis-Chalmers Corporation shall be, and is, filed on behalf of each of the undersigned.


                FIRSTAR CORPORATION


		By: Jennie Carlson
Dated               Jennie Carlson
February 14, 2001   Sr. Vice President



                Firstar Investment Research & Management
                Co., LLC


                By: Jeff Squires
Dated               Jeff Squires
February 14, 2001


		FIRSTAR BANK, N.A.


		By: Jane Ludwig
Dated               Jane Ludwig
February 14, 2001   Vice President


                ALLIS-CHALMERS RETIREE HEALTH TRUST


		By: Firstar Bank, N.A. as Trustee
Dated               Bill Blosky
February 14, 2001   Bill Blosky